December 31 , 2015

International Western Petroleum, Inc.
5525 N. MacArthur Boulevard
Suite 280
Irving, Texas 75038

Gentlemen:

You have requested our opinion as counsel for International Western Petroleum, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Post-Effective Amendment to Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the resale offering of 4,574,931 (the “Offering”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Offering includes 202,331 shares of Common Stock that were originally sold by the Company to investors pursuant to Rule 506 of Regulation D (the “Private Placement”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;

(b)	the certificate of an Officer of the Company, dated as of event date herewith (the “Officer’s Certificate”);

(c)	the Certificate of Incorporation of the Company, dated February 19, 2014;

(d)	Board of Directors resolutions approving the issuance of the Private Placement Common Stock;

(e)	Board of Directors resolutions approving the issuance of the non-Private Placement Common Stock;

(f)	a Board of Directors resolution approving the Offering and the Registration Statement;

(g)	a certificate of good standing of the Company issued by the Secretary of State of the State of Nevada, dated December 29, 2015; and

(h)	The VStock Transfer Journal dated December 15, 2015, evidencing the cancellation of 15,033 Shares held by Five Investors.

December 31 , 2015 Page 2

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officers Certificate. In reliance on the factual matters contained thereon, and based upon our review of the foregoing, it is our opinion that the shares of Common Stock to be sold by the selling security holders have been duly authorized and are legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Nevada. This opinion opines upon Nevada law including statutory provisions, all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg Jaclin
Gregg E. Jaclin
For the Firm